Sanchez Midstream Partners LP Will Change Its Name to Evolve Transition Infrastructure LP

HOUSTON, February 16, 2021 (GLOBE NEWSWIRE) -- Sanchez Midstream Partners LP (NYSE American: SNMP) (the "Partnership") today announced that the Partnership intends to change its name to "Evolve Transition Infrastructure LP" after market hours on Friday, February 26, 2021.

The name change reflects the Partnership's strategy and focus on energy transition in addition to natural gas midstream activities.

In connection with the name change, the Partnership will be required to change the CUSIP and ISIN numbers for its common units representing limited partner interests in the Partnership. Such changes will be effective when the name change takes place. At this time, the Partnership’s ticker symbol on the NYSE American will remain “SNMP”.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

(713) 783-8000